EXHIBIT (a)(24)

ROC Tender Offer for Common Shares of SPIL at

NT$45 Per Common Share by ASE

Q&A

I. Rules for the Republic of China (“ROC”) Tender Offer

1. What are the details of this tender offer? The tender offer mainly includes the below items:

(1) Tender offer amount:

Maximum number of this tender offer is 779,000,000 common shares (approximately 24.99% of the total issued and outstanding shares of Siliconware Precision Industries Co., Ltd. (“SPIL”)), including number of common shares representing American depositary shares (“ADSs”) tendered of SPIL. Minimum number of this tender offer is 155,818,056 common shares (approximately 5% of the total issued and outstanding shares of SPIL), and such minimum number only includes the common shares tendered in the ROC tender offer.

(2) ROC tender offer period: 9:00 a.m. on August 24, 2015 to 3:30 p.m September 22, 2015 (tender accepting period is 9:00 a.m. to 3:30 p.m. each ROC business day).

(3) ROC tender offer consideration: NT$45 per share in cash.

(4) Expenses for which the offerees (who participated in the ROC tender offer) are responsible: Offerees shall be responsible for the following expenses: (1) securities transaction tax (0.3%, or securities transaction tax of NT$135 per 1000 shares, and Advanced Semiconductor Engineering, Inc. (“ASE”) will arrange for payment of securities transaction tax), (2) income tax (if any, the offeree will arrange for payment in accordance with income tax regulations), (3) handling charge of Taiwan Depository & Clearing Corporation (“TDCC”) (NT$20), (4) handling charge of securities brokers (NT$20), (5) bank remittance fees (NT$10) or postage for registered mail (NT$25) and other necessary relevant fees and taxes; if there are any additional fees, ASE and the tender offer agent will make public announcement in accordance with the law. When paying the consideration to the offerees, ASE will deduct the income tax and foregoing relevant fees and expenses and the payment amount will be rounded down to the nearest one New Taiwan dollar.

Example: calculation of amount of tender from the ROC tender offer and transaction cost:

(a) If shareholder A tenders 1,000 shares (shares already deposited) for a consideration of NT$45 per share, the total purchase amount is NT$45,000.

Transaction cost: (1) securities transaction tax is NT$135 (45,000 x 0.3% = NT$135), (2) handling charge of TDCC is NT$20, (3) handling charge of his or her securities broker is NT$20, (4) remittance fee is NT$10, for a total of NT$185.

Net amount of tender received by shareholder A = NT$45,000 – NT$185 = NT$44,815

(b) If shareholder B tenders 10,000 shares (shares already deposited) for a consideration of NT$45 per share, the total purchase amount is NT$450,000.

Transaction cost: (1) securities transaction tax is NT$1,350 (450,000 x 0.3% = NT$1,350), (2) handling charge of TDCC is NT$20, (3) handling charge of his or her securities broker is NT$20, (4) remittance fee is NT$10, for a total of NT$1,400.

Net amount of tender received by shareholder B = NT$450,000 – NT$1,400 = NT$448,600

2. After shareholders of SPIL participate in the tender, will ASE definitely purchase the shares tendered?

If the total number of common shares participating in the ROC tender offer reaches the minimum threshold of 155,818,056 shares (approximately 5% of the total issued and outstanding shares of SPIL) before 3:30 p.m. on September 22, 2015, the amount condition of this tender offer will be satisfied.

Once the offer conditions of this tender offer are satisfied and ASE has made public announcement before the opening of the first business day after such satisfaction of offer conditions, within the maximum number of this tender offer (i.e., 779,000,000 shares), ASE must lawfully purchase the shares tendered at NT$45 per share within the scope of the maximum number of acquisition (i.e., 779,000,000 shares), and no shareholder of SPIL that participated in the ROC tender offer may withdraw their tender.

However, if the number of common shares tendered in the ROC tender offer does not reach the minimum threshold of 155,818,056 shares, then this tender offer will have failed, and ASE will be unable to purchase shares of SPIL from any shareholder of SPIL participating in the tender.

II. Questions for participating in the ROC tender offer process

1. After shareholders of SPIL participate in the tender, when will the ROC tender offer consideration be received?

If the total number of common shares participating in the ROC tender offer reaches the minimum threshold of 155,818,056 shares (approximately 5% of the total issued and outstanding shares of SPIL) before 3:30 p.m. on September 22, 2015, ASE will complete share settlement and payment on or before September 30, 2015 (inclusive).

2. How will shareholders of SPIL participate in the tender?

(1) TDCC application method: please bring (a) passbooks and (b) authorized chop specimen to the securities broker and (c) obtain form 360 from the securities broker and fill out the form, before 3:30 p.m. on September 22, 2015, in order to complete tender processing.

(2) Physical share certificate application method: this tender offer will not accept tender of physical share certificates. If you hold physical share certificates of SPIL, please bring (a) the physical share certificates and (b) authorized chop specimen to the SPIL securities agency to (c) deposit such shares into the TDCC account during the tender offer period, before following the foregoing TDCC application method for tender processing.

3. Is there a minimum limit for shares tendered?

There is no minimum limit for shares tendered; shares less than 1,000 shares may participate in the tender.

4. Are there any limits for shares participating in the tender? How will shares purchased through financing be handled?

All debts must be repaid for shares purchased through financing before such shares can participate in the tender.

Shares participating in the ROC tender offer must have ownership right, and also be free of any pledge, provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, or any other transfer restrictions.

5. Is it the case that after participating in the tender, ASE will definitely purchase all shares of SPIL participating in the tender? For shares of SPIL not purchased by ASE, when can offerees expect to retrieve such shares?

If the total number of shares participating in the tender is between 155,818,056 shares (inclusive) and 779,000,000 shares (inclusive), ASE will purchase all shares of SPIL participating in the tender.

If the total number of common shares participating in the ROC tender offer does not reach 155,818,056 shares, then this tender offer will have failed, and ASE will be unable to purchase shares of SPIL from any shareholder of SPIL participating in the tender, at which time ASE will return all shares participating in the tender to the original securities TDCC account on the estimated date of September 23, 2015 (no later than September 30, 2015 (inclusive)).

If the total number of shares participating in the tender (including number of common shares representing ADSs tendered of SPIL) exceeds 779,000,000 shares, ASE will purchase shares of SPIL tendered with the same percentage, and ASE will return the shares in excess to the original securities TDCC account on the estimated date of September 24, 2015 (no later than September 30, 2015 (inclusive)).

6. Can I directly contact KGI Securities to handle tender offer procedures?

No. You must take your TDCC account passbooks and authorized chop specimen to your securities broker for tender processing.

7. If I cannot go in person to the original account branch of the securities broker to handle the tender, can the procedures be done by mail? Or any other methods?

We do not accept tendering into the ROC tender offer by mail. If you cannot go in person to handle the tender, you can provide (1) a power of attorney, (2) identification documents of you and your agent, (3) your original chop and (4) the deposit passbook, and the agent shall go to the to original account branch of the securities broker to handle tender processing on your behalf.

8. Can the TDCC application for tender change bank account numbers?

You shall handle TDCC tender procedures, and the TDCC company shall use the bank settlement account of your securities account as the transfer account of this tender offer.

9. When will the shares be returned after withdrawal of tender? Are there administration fees to be paid?

Before the minimum condition of the ROC tender offer is satisfied (i.e., the number of the common shares tendered in the ROC offer has not reached 5% of SPIL’s total outstanding and issued shares), if you apply for withdrawal of your shares tendered, such shares will be returned to the TDCC account of the withdrawing shareholder within one business day, and there will be no administration fees on your part. However, once the minimum condition of this tender offer are satisfied and publically announced, if you participate in the ROC tender offer, then in accordance with the law you may not withdraw your tender.

III. Inquiry methods for relevant materials of the ROC tender offer

1. How to obtain relevant information of the public announcement of the ROC tender offer, tender offer prospectus, etc?

(1)Please go to the new website of Market Observation Post System: http://mops.twse.com.tw/mops/web/t162sb01 (investment/tender offer) to download the electronic version.

(2) Please go to the website of KGI Securities: http://www.kgieworld.com.tw/ to download the electronic version.

2. ROC tender offer hotlines:

(1) Tender offer hotline of KGI Securities: +886-2-2389-2999 (agency department)

(2) Advanced Semiconductor Engineering Inc. spokesman office: +886-2-6636-5678

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this communication that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, results could be materially adversely affected. The risks and uncertainties include, but are not limited to: the risk that the recently announced tender offer to acquire common shares and/or ADSs of SPIL may not be consummated, or may not be consummated in a timely manner; uncertainties as to how many holders of common shares and ADSs will tender their common shares and ADSs and whether the purchase of common shares and ADSs could adversely affect the liquidity and market value of the remaining common shares and ADSs held by the public; the possibility that competing offers will be made; the risk that shareholder litigation in connection with the tender offer may result in significant costs of defense, indemnification and liability; the possible effects of disruption on ASE’s business, including increased costs and diversion of management time and resources, making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and other risks and uncertainties detailed from time to time in ASE’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 20-F.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is for informational purposes only and does not constitute either an offer to purchase or a solicitation of an offer to sell securities of SPIL. ASE filed a tender offer statement on Schedule TO with the SEC on August 24, 2015 (as from time to time amended and supplemented, the “Schedule TO”). The offer to purchase common shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended, which defines a U.S. holder as “any security holder resident in the United States”) and ADSs is only being made pursuant to the amended and restated offer to purchase, the amended and restated ADS letter of transmittal, the common share form of acceptance and related materials filed with the SEC by ASE as a part of its Schedule TO. Investors and security holders are urged to read the Schedule TO (including the amended and restated offer to purchase, the amended and restated ADS letter of transmittal, the common share form of acceptance and related materials), as it may be amended from time to time, because it contains important information about the tender offer, including its terms and conditions, and should be read carefully before any decision is made with respect to the tender offer. Investors and security holders may obtain free copies of these statements and other materials filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing requests for such materials to MacKenzie Partners, Inc., the U.S. Information Agent for the tender offer, at +1 (800) 322-2885 (toll-free) (for holders in the U.S. and Canada) or +1 (212) 929-5500 (call collect) (for holders in other countries). Copies of these materials and any documentation relating to the tender offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would be unlawful.